Exhibit 10.60

LANNETT COMPANY, INC. NON-QUALIFIED DEFERRED COMPENSATION PLAN

Effective July 1, 2019

i

LANNETT COMPANY, INC. NON QUALIFIED DEFERRED COMPENSATION PLAN

NON-QUALIFIED DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

SECTION 1 INTRODUCTION			6

1.1	Introduction		6
1.2	Definitions		6
	1.2.1	Account	6
	1.2.2	Administrator	6
	1.2.3	Affiliate	6
	1.2.4	Annual Contribution Amount	6
	1.2.5	Base Pay	6
	1.2.6	Beneficiary	7
	1.2.7	Bonus	7
	1.2.8	Business Day	7
	1.2.9	Cause	7
	1.2.10	Change in Control	7
	1.2.11	Code	7
	1.2.12	Committee	7
	1.2.13	Company	7
	1.2.14	Deferred Compensation	7
	1.2.15	Deferral Election	7
	1.2.16	Disability	7
	1.2.17	Employer Contributions	8
	1.2.18	Effective Date	8
	1.2.19	Eligible Employee	8
	1.2.20	Employer	8
	1.2.21	Investment Return	8
	1.2.22	Key Employee	8
	1.2.23	Participant	8
	1.2.24	Plan	8
	1.2.25	Plan Year	8
	1.2.26	Retirement	9
	1.2.27	Separation from Service	9
	1.2.28	Spouse	9
	1.2.29	Trust	9
	1.2.30	Trust Fund	9
	1.2.31	Trustee	9
	1.2.32	Valuation Date	9

1.3	Rules of Interpretation		9

SECTION 2 ELIGIBILITY AND PARTICIPATION			11

2.1	Eligibility		11
	2.1.1	Initial Plan Year of Participation	11
	2.1.2	Ongoing Participation	11
2.2	Cessation of Eligibility		11

SECTION 3 CONTRIBUTIONS AND ACCOUNTS			11

3.1	Participant Contributions		11
	3.1.1	Base Pay Election	11
	3.1.2	Bonus Elections	11
3.2	Rules Regarding Participant Contributions		11
	3.2.1	Effective Date	12
	3.2.2	Irrevocable	12
	3.2.3	Crediting of Deferred Compensation	12
	3.2.4	Rehired Employees	12
3.3	Employer Contributions		12
3.4	Account		12
	3.4.1	Establishment of Accounts	12
	3.4.2	Nature of Contributions and Account	12
3.5	Errors and Omissions in Accounts		12
3.6	Investments		12
3.7	Debiting Distributions		13

SECTION 4 PARTICIPANT DIRECTION OF ACCOUNT BALANCES			14

4.1	Selection of Investment Funds		14
4.2	Participant Direction of Deemed Investments		14
	4.2.1	Nature of Participant Direction	14
	4.2.2	Investment of Contributions	14
	4.2.3	Investment of Existing Account Balances	14
	4.2.4	Committee Discretion	14
4.3	Participant Direction Not Binding		15

SECTION 5 VESTING			16

5.1	Vesting		16
	5.1.1	Participant Deferred Compensation	16
	5.1.2	Employer Contributions	16
5.2	Forfeiture		16

SECTION 6 PAYMENT OF BENEFITS			17

6.1	Occasions for Distributions		17
6.2	Separation from Service, Death, Disability, or Chang in Control		17
6.3	In-Service Distribution		17
6.4	Withholding of Taxes		17

6.5	Acceleration of Payments		17
	6.5.1	Payment upon Income Inclusion under Code §409A	18
	6.5.2	Conflicts of Interest	18
	6.5.3	Termination of Plan	18
6.6	Form of Payment		18

SECTION 7 BENEFICIARIES			19

7.1	Designation		19
7.2	Failure to Designate a Beneficiary		19
7.3	Form of Payment		19

SECTION 8 UNFUNDED PLAN			20

8.1	Establishment of Trust		20
8.2	Interrelationship of the Plan and the Trust		20
8.3	Distributions from the Trust		20
8.4	Spendthrift Provision		20

SECTION 9 AMENDMENT AND TERMINATION			21

SECTION 10 DETERMINATIONS — RULES AND REGULATIONS			22

10.1	Determinations		22
10.2	Rules and Regulations		22
10.3	Method of Executing Instruments		22
10.4	Claims and Review Procedure		22
	10.4.1	Initial Claim	22
	10.4.2	Notice of Initial Adverse Determination	22
	10.4.3	Request for Review	23
	10.4.4	Claim on Review	23
	10.4.5	Notice of Adverse Determination for Claim on Review	23
10.5	Rules and Regulations		24
	10.5.1	Adoption of Rules	24
	10.5.2	Specific Rules	24
10.6	Deadline to File Claim		25
10.7	Exhaustion of Administrative Remedies		25
10.8	Deadline to File Legal Action		25
10.9	Knowledge of Fact by Participant Imputed to Beneficiary		25
10.10	Information Furnished by Participants		25
10.11	Overpayments		26

SECTION 11 ADMINISTRATION			27

11.1	Administration by Committee		27
11.2	Officers and Employees of Committee		27
11.3	Action by Committee		27

11.4	Rules and Regulations of Committee	27
11.5	Powers of Committee	27
11.6	Duties of Committee	27
11.7	Information Required by Committee	28
11.8	Uniform Application of Rules	28
11.9	Service of Process	28
11.10	Administrative Expenses	28

SECTION 12 DISCLAIMERS		29

12.1	Term of Employment	29
12.2	Source of Payment	29
12.3	Delegation	29

v

LANNETT COMPANY, INC. NON-QUALIFIED DEFERRED COMPENSATION PLAN

SECTION 1

INTRODUCTION

1.1                               Introduction.   Effective July 1, 2019, Lannett Company, Inc. (the “Company”) established the Lannett Company, Inc. Non-Qualified Deferred Compensation Plan (the “Plan”).

The Plan is intended to be unfunded and is not intended to qualify for special tax treatment under the Internal Revenue Code.  Deferrals under the Plan represent the Company’s mere promise to pay the amounts deferred in the future and are not guaranteed by any parent company, subsidiary or affiliate of the Company.  The Company may not have the financial resources to make the payments when due.  If the Company becomes insolvent, the rights of Participants to payment of amounts deferred under the Plan will be on par with those of a general unsecured creditor of the Company.

1.2                               Definitions.   When the following terms are used herein with initial capital letters, they shall have the following meanings:

1.2.1                     Account — means, unless the context otherwise indicates, the Participant’s or Beneficiary’s entire interest under the Plan.  To the extent determined by the Committee, the Committee may establish such sub accounts as it determines from time to time to be advisable.

1.2.2                     Administrator — means the Committee or such other person or persons designated by the Committee as provided in Section 11.

1.2.3                     Affiliate — means any entity included with the Company in a controlled group of corporations or trades or businesses under common control within the meaning of Code §414(b) or §414(c), an affiliated service group within the meaning of Code §414(m), or any other entity required to be aggregated with the Company under Code §414(o).  For all purposes under this Plan, in applying Code §1563(a)(1), (2) and (3) for purposes of determining the Company’s Affiliates in applying Code §§414(b) and 414(c), the language “at least 80%” shall be applied as it appears in those sections, and in applying Treas. Reg. §1.414(c)-2 for purposes of determining trades or business (whether or not incorporated) that are under common control for purposes of Code §414(c), the language “at least 80%” shall be used as it appears in such regulation.

1.2.4                     Annual Contribution Amount — means the sum of the Participant’s Deferred Compensation and Employer Contribution, if any, for any one Plan Year.

1.2.5                     Base Pay — means the Participant’s basic salary or hourly wage, excluding overtime, bonuses, commissions and any other form of contingent or extraordinary compensation, which is reportable as W-2 compensation for federal income tax purposes, which is received from the Company during the Plan Year for personal services rendered to the Company in the course of employment, exclusive of any amounts payable subsequent to severance from employment, and which is determined before reduction for any payroll deduction, any elective deferral contributions under this Plan or any 401(k) plan, and any elective contribution or deferral which is excludable from taxable compensation under

Code Section 125 or Code Section 132(f)(4).  Base Pay shall be determined without regard to any limitation imposed by Code Section 401(a)(17). .

1.2.6                     Beneficiary — means the person(s) (including for this purpose, legal entities) designated by the Participant in accordance with Section 7 to receive all or part of the Participant’s benefit under the Plan upon the Participant’s death.  A person shall not be considered a Beneficiary until the death of the Participant.

1.2.7                     Bonus — means a Participant’s annual performance-based bonus approved for payment under the Company’s Short Term Incentive Plan and any additional bonus identified by the Company as a retention bonus. No other bonuses are eligible for deferral hereunder.

1.2.8                     Business Day — means each day on which national banks generally operate and are open to the public for business.

1.2.9                     Cause - means Participant’s (a) conviction of a felony or a crime involving moral turpitude or the commission of fraud or any other act or omission involving dishonesty in the performance of his or her duties to the Company; (b) substantial and repeated failure to perform duties of the position held by Participant; (c) gross negligence or willful misconduct with respect to the Company; or (d) misconduct which is of such a serious or substantial nature that a reasonable likelihood exists that such misconduct will materially injure the reputation of the Company.

1.2.10              Change in Control — the term “Change in Control” of a Company shall mean the occurrence of a “change in ownership of the Company,” “a change in effective control of the Company,” or “a change in the ownership of a substantial portion of the Company’s assets,” each within the meaning of Section 409A and Treasury Regulation Section 1.409A-3(i)(5).

1.2.11              Code — means the Internal Revenue Code of 1986, including applicable regulations for any specified section of the Code.  Any reference herein to a section of the Code, including the applicable regulations, shall be considered also to mean and refer to any subsequent amendment or replacement of that section or regulation.

1.2.12              Committee — means the Non-Qualified Plan Committee.

1.2.13              Company — means Lannett Company, Inc. and its successor or successors.

1.2.14              Deferred Compensation — means the sum of the Base Pay and Bonus that a Participant elects to defer under this Plan pursuant to a timely Deferral Election for a Plan Year.

1.2.15              Deferral Election — means an election made by a Participant to defer under the Plan a portion of their Base Pay and Bonus.

1.2.16              Disability — means an employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months. An employee will be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration or the Company’s long-term disability carrier, provided the long-term disability program defines “disability” in a manner consistent with Treas. Reg. §1.409A-3(i)(4).

1.2.17              Employer Contributions — means for any Plan Year the contribution, if any, which may be made to the Plan pursuant to Sections 3.1.3 or 3.3.

1.2.18              Effective Date — the effective date of this Plan is July 1, 2019.

1.2.19              Eligible Employee — means an employee of the Company or an Affiliate who is a member of the Company’s Leadership Team, defined as any employee that: (a) is the Chief Executive Officer (“CEO”), (b) reports directly to the CEO, or (c) reports directly to an employee who reports directly to the CEO or any other employee the Committee deems is eligible, as long as all such Eligible Employees are considered to be a select group of management or highly compensated employees of the Employer. A newly hired employee who satisfies the foregoing conditions shall be come an Eligible Employee as of the first day of the month following his or her hire date.  An existing employee who satisfies the foregoing conditions as of the Effective Date, shall become an Eligible Employee as of that date. An existing employee not eligible as of the Effective Date, who satisfies the foregoing conditions after that date, shall become an Eligible Employee as of the first day of the second month that follows the date the employee satisfies the conditions set forth above.

1.2.20              Employer — means the Company, and any business unit or division of the Company or an Affiliate that is designated by the Committee as employing employees that are eligible to participate in this Plan.  Any successor to an Employer shall also be an Employer for purposes of this Plan unless otherwise determined by the Committee.  An Employer shall cease to be such, effective as of the date the entity, business unit or division ceases to be an Affiliate (or part of an Affiliate).

1.2.21              Investment Return — means the amounts credited (as income, gains or appreciation on the deemed investments provided under Section 4) or charged (as losses or on depreciation on the deemed investments provided under Section 4) to the balances in the Participant’s Account(s) pursuant to Section 3.8.

1.2.22              Key Employee -means Key Employee as defined in Code Section 416(i); provided, however, that for purposes of this Plan, all Participants shall be deemed to be Key Employees and thus be treated as “specified employees” (Regs. Sec. 1.409A-1(i)) which means that any distributions on account of a separation from service to such Participants may not be made before the date that is six months after the date the Participant separates from service (Regs. Sec. 1.409A-3(i)(2)).

1.2.23              Participant — means an Eligible Employee who has an Account under the Plan.  An individual shall remain a Participant until the Participant’s entire Account shall have been distributed.

1.2.24              Plan — means the Lannett Company, Inc. Non-Qualified Deferred Compensation Plan maintained by the Company and established for the benefit of Participants eligible to participate therein, as set forth in this document as amended from time to time.

1.2.25              Plan Year — means the calendar year; provided, however, that the first Plan Year shall begin on July 1, 2019 and end on December 31, 2019.

1.2.26              Retirement — means Participant’s Separation from Service when Participant’s age plus years of service equals 65 or more, with a minimum age of 55

1.2.27              Separation from Service — means the Participant has terminated employment with the Employer other than as a result of the Participant’s death.  The Company will determine whether a Separation from Service has occurred under the following rules:

(a)                                 Except in the case of a Participant on a bona fide leave of absence as provided below, a Participant is deemed to have incurred a Separation from Service if the Employer and the Participant reasonably anticipate that the level of services to be performed by the Participant for the Company and all Affiliates after a date certain would be reduced to 20% or less of the average services rendered by the Participant during the immediately preceding 12-month period (or the total period of employment, if less than 12 months), disregarding periods during which the Participant was on a bona fide leave of absence.

(b)                                 A Participant who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of the (i) six-month anniversary of the commencement of the leave or (ii) the expiration of the Participant’s right, if any, to reemployment under statute or contract.

(c)                                  The Company reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A and regulations issued thereunder.

1.2.28              Spouse — means the person to whom the Participant is legally married on the relevant date.

1.2.29              Trust — means a Rabbi Trust agreement for the Plan, if any, established by the Company pursuant to Section 8.

1.2.30              Trust Fund — means the fund or funds, if any, held under the Trust established by the Company pursuant to Section 8.

1.2.31              Trustee — means that person or entity, if any, which shall have been appointed by the Company to hold the assets of any Trust created pursuant to Section 8.

1.2.32              Valuation Date — means each Business Day.

1.3                               Rules of Interpretation.  The following rules shall apply for purposes of interpreting this Plan:

1.3.1                     An individual shall be considered to have attained a given age on such individual’s birthday for that age (and not on the day before).  Individuals born on February 29 in a leap year shall be considered to have their birthdays on February 28 in each year that is not a leap year.

1.3.2                     Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; the masculine may include the feminine; and the words “hereof,” “herein” or “hereunder” or other similar compounds of the word “here” shall mean and refer to this entire Plan document and not to any particular paragraph or section of this Plan document unless the context clearly indicates to the contrary.

1.3.3                     The titles given to the various sections of this Plan document are inserted for convenience of reference only and are not part of this Plan document, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof.

1.3.4                     This Plan shall be construed and this Plan shall be administered to create an unfunded plan providing deferred compensation to a select group of management or highly compensated employees so that it is exempt from the requirements of Parts 2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974 (ERISA) and qualifies for a form of simplified, alternative compliance with the reporting and disclosure requirements of Part 1 of Title I of ERISA.  It is further intended that this Plan shall be construed and administered so that it satisfies the conditions for a deferral of income pursuant to the provisions of Code §409A.

1.3.5                     This document has been executed and delivered in the State of Delaware and has been drawn in conformity to the laws of that State and shall, subject to the foregoing, be construed and enforced in accordance with the laws of the State of Delaware.

SECTION 2

ELIGIBILITY AND PARTICIPATION

2.1                               Eligibility.  Any individual who is an Eligible Employee may elect to make contributions to the Plan as follows:

2.1.1                     Initial Plan Year of Participation.  An individual may make an initial Deferral Election within the 30-day period that follows the date of becoming an Eligible Employee and becomes irrevocable once the individual submits their online election. .  Such election applies only to Base Pay and Bonus earned after the Deferral Election is irrevocable.  The maximum deferrable bonus under the 30-day rule is the Bonus multiplied by a fraction, the numerator of which is the number of days remaining the performance period after the Deferral Election becomes irrevocable and the denominator of which is total number of days in the performance period. An individual shall be treated as a newly Eligible Employee only once; an individual who does not make an election under this Section 2.1.1, or has made an election as a newly Eligible Employee under this Plan or similar provisions of any other plan that would be aggregated with this Plan under Code §409A, may make a Deferral Election only under the provisions of Section 2.1.2, below.

2.1.2                     Ongoing Participation.  Each other Eligible Employee may elect to make contributions to the Plan and become a Participant by filing a Deferral Election with respect to either Base Pay and/or Bonuses with the Administrator by such date as the Administrator shall prescribe, which date shall be no later than November 30th of the Plan Year prior to the beginning of the Plan Year to which such election is to apply.

2.2                               Cessation of Eligibility.  If during a Plan Year, a Participant ceases to be an Eligible Employee, his Deferral Elections will remain in effect for the balance of that Plan Year, but, in no event will the Participant receive any Employer Contribution. Alternatively, all contributions could cease as of date of ineligibility or as of come fixed date subsequent to ineligibility.

SECTION 3

CONTRIBUTIONS AND ACCOUNTS

3.1                               Participant Contributions.  For each Plan Year an Eligible Employee who is or becomes eligible to participate in the Plan pursuant to Section 2 may elect to make a Deferral Election of Participant  Compensation as follows:

3.1.1                     Base Pay Election.  An Eligible Employee may elect to contribute any whole percentage, up to 50%, of any Base Pay earned during the Plan Year.

3.1.2                     Bonus Elections.  An Eligible Employee may elect to contribute any whole percentage, up to 100%, of their Bonus that is earned during the Plan Year.

3.2                               Rules Regarding Participant Contributions.  Each Deferral Election made by an Eligible Employee shall be subject to the following rules and conditions:

3.2.1                     Effective Date.  An Eligible Employee’s Deferral Election shall be made and shall become effective on the date it becomes irrevocable under Section 2.1.1 or Section 2.1.2 as applicable.  If an Eligible Employee fails to submit a Deferral Election when he or she is eligible to do so, such Eligible Employee shall be deemed to have elected not to contribute Deferred Compensation for the related Plan Year.

3.2.2                     Irrevocable.  Each Eligible Employee’s Deferral Election for a Plan Year shall be irrevocable and shall remain in effect for all such of the Eligible Employee’s Base Pay and Bonus subject to such Deferral Election.

3.2.3                     Crediting of Deferred Compensation.  A Participant’s Deferred Compensation shall be credited to his Account as of the payroll date such Deferred Compensation is withheld from the Participant’s paycheck, or as soon as reasonably practicable thereafter.

3.2.4                     Rehired Employees.  If an Eligible Employee has a Separation from Service and then is rehired as an Eligible Employee or after reemployment becomes an Eligible Employee, any Deferral Election made by such individual must be made pursuant to the provisions of Section 2.1.2 and not Section 2.1.1.

3.3                               Employer Contributions.    If determined appropriate by the Committee, Employer Contributions may be deferred into the Plan at any time and are not guaranteed in any Plan Year

3.4                               Account.

3.4.1                     Establishment of Accounts.  The Committee shall establish and maintain an Account on behalf of each Participant. The Account shall be credited with (a) the Participant’s Deferred Compensation; (b) the Employer’s Employer Contributions, if any; and (c) Investment Return attributable to such Account.

3.4.2                     Nature of Contributions and Account.  The contributions and the Investment Return credited to a Participant’s Account shall be represented solely by bookkeeping entries, and no moneys or other assets shall actually be set aside for such Participant provided, however that the Company may contribute such amounts to a Trust established pursuant to Section 8.  The Committee shall allocate the total liability to pay benefits under the Plan among the Company and the other Employers in such manner and amount as the Committee in its sole discretion deems appropriate but, in general, liabilities shall be allocated among the Employers in proportion to the liabilities of its Participants. Any assets, which may be acquired by an Employer in anticipation of its obligations under the Plan, shall, subject to the terms of any Trust established pursuant to Section 8, be part of the general assets of that Employer.  An Employer’s obligation to pay benefits under the Plan constitutes a mere promise of the Employer to pay such benefits, and a Participant or Beneficiary shall be and remain no more than an unsecured, general creditor of the applicable Employer.

3.5                               Errors and Omissions in Accounts.  If an error or omission is discovered in the Account of a Participant or in the amount of a Participant’s Deferred Compensation, the Committee, in its sole discretion, shall cause appropriate, equitable adjustments to be made as soon as reasonably practicable following the discovery of such error or omission.

3.6                               Investments.  Each Participant shall direct the notional investment of his or her accounts as provided in Section 4 (or actual investment, to the extent a Trust is established to hold the accounts).  Subject to such rules as the Committee shall prescribe from time to time, the Committee shall credit to each Participant’s Account as of each Valuation Date the amount of Investment Return applicable thereto for the period since the immediately preceding Valuation Date.

3.7                               Debiting Distributions.  As of each Valuation Date, the Committee shall debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.

SECTION 4

PARTICIPANT DIRECTION OF ACCOUNT BALANCES

4.1                               Selection of Investment Funds.  From time to time, the Committee shall select investment funds (the “Investment Funds”) for purposes of determining the Investment Return on amounts deemed invested in accordance with the terms of the Plan.  The Committee will notify Participants in writing prior to the beginning of each Plan Year and at such other times as the Committee deems necessary or desirable of the Investment Funds available under the Plan.  The Committee may change, add or remove Investment Funds on a prospective basis at any time and in any manner it deems appropriate, and shall also have the power to direct that any separate Investment Fund be consolidated with (or “mapped” to) any other Investment Fund.  In the discretion of the Committee, the Investment Funds available under the Plan for Participant direction may be mirrored by actual investments maintained under the Trust, if any.  The Committee in its sole discretion shall from time to time determine the Investment Funds available under the Plan together with such investment rules and restrictions regarding Participants’ deemed investments therein.

4.2                               Participant Direction of Deemed Investments.  Each Participant generally may direct the manner in which his Account shall be deemed invested in and among the Investment Funds, provided such investment directions shall be made in accordance with the following rules which may be changed from time to time in the discretion of the Committee without the need of an amendment to this Plan:

4.2.1                     Nature of Participant Direction.  The selection of Investment Funds by a Participant shall be for the sole purpose of determining the Investment Return to be credited to his  Account, and shall not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets of any Trust in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time shall have any actual investment of assets relative to the benefits or Account hereunder.

4.2.2                     Investment of Contributions.  An initial investment election of a Participant shall be made as of the date the Participant commences participation in the Plan and shall apply to all Annual Contribution Amounts, if any, credited to such Participant’s Account after such date.  Such Participant may make subsequent investment elections each Business Day.

4.2.3                     Investment of Existing Account Balances.  Subject to such rules as the Committee may, in its sole discretion, from to time prescribe, each Participant may make an investment election prescribing a different percentage of his existing Account that will be deemed invested in each Investment Fund.  Such Participant may make subsequent investment elections each Business Day.

4.2.4                     Committee Discretion.  The Committee shall have complete discretion to adopt and revise procedures to be followed in making such investment elections.  Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the deadline for making elections and the effective date of such elections.  The Committee may also proscribe different requirements for different Investment Funds.  Any procedures adopted by the Committee that are inconsistent with the deadlines or procedures specified in this Section shall supersede such provisions of this Section without the necessity of a Plan amendment.

4.3                               Participant Direction Not Binding.  Notwithstanding any provision of the Plan to the contrary, neither the Committee nor the Trustee of the Trust, if any, shall be bound to follow investment directions of a Participant, but the Participant nevertheless shall be credited with the deemed performance of the Investment Fund(s) he or she selects.

SECTION 5

VESTING

5.1                               Vesting.  Subject to the provisions of Section 8, a Participant’s interest in his or her Account shall become vested as follows:

5.1.1                     Participant Deferred Compensation.  A Participant shall at all times be fully vested in his Deferred Compensation and the Investment Return credited to his Account with respect to such Deferred Compensation.

5.1.2                     Employer Contributions.  If the Employer shall chose to make an Employer Contribution to a Participant’s Account in the future, the Employer may determine that a vesting schedule shall apply to the Employer Contribution and the Investment Return credited with respect to such Employer Contribution. If and when such provisions are implemented, an Appendix shall be adopted to become part of the Plan and attached hereto.  Such Appendix shall list the Participants eligible to receive the Employer contributions, the amount of contribution allocated to each Participant and any applicable vesting provisions. The Committee will notify any affected Participants in writing prior to the beginning of each Plan Year and/or at such other times as the Committee deems necessary or desirable of (a) the allocation of any Employer Contributions to such Participant’s Account and (b) the applicability of any vesting schedule to such Employer Contributions.

5.2                               Forfeiture.  Notwithstanding the provisions of Section 5.1, the Participant shall forfeit any  Employer Contributions made to the Participant’s Account and any Investment Return attributable thereto (a) in the event the Participant’s employment with the Employer is terminated for Cause, or (b) in the event that the Participant violates any noncompetition, nondisclosure, or other requirements in effect with the Employer at the time that the Employer Contribution is made.

In addition, the Participant shall forfeit any Investment Return attributable to the Participant’s Deferred Compensation in the event the Participant’s employment with the Employer is terminated for Cause.

SECTION 6

PAYMENT OF BENEFITS

6.1                             Occasions for Distributions.  The Company shall distribute a Participant’s Vested Account following the events and in the manner set forth in this Section 6. A Participant’s Vested Account shall be debited in the amount of any distribution made from the Account as of the date of the distribution. The occasions for distributions shall be (a) the Participant’s Separation from Service (b) the Participant’s Retirement, (c) Death, (d) Disability (e) the date specified in an election of an in-service distribution or (f) a Change in Control.

6.2                             Payment Commencement upon Separation from Service, Death, Disability or Change in Control.

(a)                                 In the event of a Participant’s Retirement or other Separation from Service, payment will be made (or commence under Section 6.6.2, as applicable) no sooner than six months after the Participant’s Retirement or Separation from Service.

(b)                                 Upon the Participant’s death, the Participant’s Beneficiary will receive his or her entire Account in a single lump sum within 90 days following such death, regardless of whether payments have commenced under any other provision of this Plan.

(c)                                  Upon the first to occur of a Participant’s Disability or a Change in Control a Participant will receive his or her entire Account in a single lump sum (i) within 90 days following such event or, if applicable, (ii) following the expiration of the six-month period described in Subsection (a), regardless of whether payments have commenced under any other provision of this Plan.

6.3                             In-Service Distribution.  Election may be made by an Eligible Employee during each annual enrollment period to receive his or her Deferred Compensation earned during the next Plan Year in a designated calendar year and month that is not earlier than three years after the year to which the deferrals relate.  . All in-service payments will be made in a lump sum or in not more than 5 annual installments, as elected by the Eligible Employee; provided, however, that if the Participant experiences a Separation from Service prior to January 1 of the elected payment year or years, any amounts subject to an in-service election shall be paid according to the time and form of payment applicable to the Participant’s Account upon Separation from Service.  In-service elections are also subject to earlier payment upon death, Disability or Change in Control as provided in Section 6.2.

A Participant may change the payment year for an in-service distribution to a later year by submitting a modification election to the Committee not later than 12 months preceding the currently scheduled payment date. The modified payment year must occur no earlier than the fifth calendar year after the calendar year for payment prior to the modification election. Modification elections are irrevocable upon submission to the Committee.

6.4                             Withholding of Taxes.  The benefits under this Plan shall be subject to applicable income and payroll tax withholding as and when such benefits become payable.

6.5                             Acceleration of Payments.  Notwithstanding the foregoing, payments may be made at occurrence of one of the following events prior to the payment events described in section 6.1, and to the extent so made shall reduce the balance to the Participant’s Account as provided by Section 3.7.

6.5.1                     Payment upon Income Inclusion under Code §409A.  If this Plan fails to meet the requirements of Code §409A, the amount of a Participant’s Account that is required to be included in the income of the affected Participant due to such failure shall be paid to such Participant in a single lump sum.

6.5.2                     Conflicts of Interest.  Each Participant’s Account shall be paid at such time and to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(iii) in connection with ethics agreements with the Federal government and applicable Federal, state, local or foreign ethics or conflicts of interest laws.

6.5.3                     Termination of Plan.  Each Participant’s Account shall be paid to Participant in a single lump sum upon termination of the Plan to the extent provided in Section 9.

6.6                               Form of Payment.  A Participant will receive payment of his Account in the following form:

6.6.1                     Single lump sum cash payment. Subject to Section 6.6.2, all payments to a Participant under this Plan will be made in a single lump sum cash payment.

6.6.2                     Annual installments upon retirement.   Upon his or her initial enrollment in the Plan, a Participant may make a one-time irrevocable election in accordance with Section 2.1.1 or 2.1.2 to receive his or her unpaid Accounts in a designated number of annual installments from 2 to 10 years, to commence upon the Participant’s Retirement. Installment payments commence as provided in Section 6.2, with subsequent installments paid in January of subsequent years.  An installment payment is calculated based on the Account balance (cureent value of the account) as of the date of distribution, divided by the number of installment payments that have not been paid. For purposes of applying the applicable rules under IRC Section 409A, installment payments under the plan shall be treated as a single payment.

If the Participant dies or incurs a Disability or if a Change in Control takes place prior to the completion of the payment of all such annual installments, all remaining installments shall become immediately due and payable in accordance with Section 6.2.

A Participant may change the number of installments or may change from a lump sum to installments or installments to a lump sum, (one) 1 time only provided such election is made at least 12 months prior to the Participant’s Separation from Service. Such election shall be irrevocable when submitted to the Committee and takes effect on the one-year anniversary of the election. Payment under the modified election will commence no sooner than the fifth anniversary of the payment commencement date in effect prior to the modification election or any year thereafter the fifth anniversary of the payment commencement date. A modification will not change the time of payment or the lump sum payment that will be made in the event the Participant incurs a Separation from Service prior to qualifying for Retirement (age plus years of service equals 65 or more with a minimum age of 55).

SECTION 7

BENEFICIARIES

7.1                               Designation.  Any portion of the Account due to the Participant that is unpaid upon Participant’s death shall be paid to the Beneficiary designated by Participant.  Any such designation under this Plan shall be made in the manner prescribed by the Administrator.  The designated Beneficiary may be changed from time to time pursuant to rules established by the Administrator.  The designation last made by the Participant before his death shall control.

7.2                               Failure to Designate a Beneficiary.  If the Participant fails to designate a Beneficiary or if the person or persons designated as a Beneficiary predecease the Participant and the Participant’s designation does not identify an alternative Beneficiary, then the unpaid portion of the Participant’s Account shall be paid to the Participant’s Spouse, if living, and if not, to the representative of the Participant’s estate.

7.3                               Form of Payment.  Payment to the Beneficiary of a deceased Participant shall be made in a single lump sum cash payment.

SECTION 8

UNFUNDED PLAN

8.1                               Establishment of Trust.  The obligation of the Employer to make payments under this Plan constitutes only the unsecured (but legally enforceable) and unfunded promise of the Employer to make such payments.  A Participant shall have no lien, prior claim or other security interest in any property of the Employer.  The Employer may, but is not required to, establish or maintain any fund, trust or account (other than a bookkeeping account or reserve) for the purpose of funding or paying the benefits promised under this Plan.  If such a fund is established, the property therein shall remain the sole and exclusive property of the Employer.

8.2                               Interrelationship of the Plan and the Trust.  The provisions of the Plan shall govern the rights of a Participant or Beneficiary to receive distributions pursuant to the Plan.  The provisions of the Trust (if any) shall govern the rights of the Employer, the Participants, and the creditors of the Employer relative to any property of the Employer set aside therein.  The Employer shall at all times prior to the Plan’s termination remain liable to carry out its responsibilities under the Plan.

8.3                               Distributions from the Trust.  The Employers’ obligations under the Plan may be satisfied with assets of the Trust, if any, distributed pursuant to the terms thereof, and any such distribution shall reduce the Employers’ obligations under the Plan.   In the event the Employer pays such obligations directly, the Trust shall be obligated to reimburse the Employer at the Committee’s direction.

8.4                               Spendthrift Provision.  No Participant or Beneficiary shall have any interest in any account or Trust which can be transferred nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while in the possession or control of the Employer or the Trustee, nor shall any Account or the Trust, if any, be subject to attachment, garnishment, execution following judgment or other legal process while in the possession or control of the Employer or the Trustee.

SECTION 9

AMENDMENT AND TERMINATION

9.1                               The Company retains the power to amend this Plan or to terminate this Plan at any time by action of the Board. No such amendment or termination shall adversely affect any Participant or Beneficiary with respect to his or her right to receive a benefit in accordance with Section 6 determined as of the later of the date that the Plan amendment or termination is adopted or the date such Plan amendment or termination is effective, unless the affected Participant or Beneficiary consents to such amendment or termination. Notwithstanding the foregoing, any amendment or termination of this Plan shall be undertaken strictly in accordance with Code Section 409A and the regulations issued thereunder, to the extent applicable, so as to avoid adverse tax consequences.

SECTION 10

DETERMINATIONS — RULES AND REGULATIONS

10.1                        Determinations.  The Committee shall make such determinations as may be required from time to time in the administration of the Plan. The Committee shall have the sole discretion, authority and responsibility to interpret and construe this Plan document and to determine all factual and legal questions under the Plan, including but not limited to the entitlement of any persons to benefits and the amounts of their benefits.  The Trustee and other interested parties may act and rely upon all information reported to them hereunder and need not inquire into the accuracy thereof nor be charged with any notice to the contrary.

10.2                        Rules and Regulations.  Any rule not in conflict or at variance with the provisions hereof may be adopted by the Committee.

10.3                        Method of Executing Instruments.  Information to be supplied or written notices to be made or consents to be given by the Company pursuant to any provision of this Plan document may be signed in the name of the Company by the Committee or by any officer who has been authorized to make such certification or to give such notices or consents.

10.4                        Claims and Review Procedure.  Until modified by the Committee, the claims and review procedure set forth in this Section shall be the mandatory claims and review procedure for the resolution of disputes and disposition of claims filed under the Plan.  An application for benefits shall be considered as a claim for the purposes of this Section.

10.4.1              Initial Claim.  An individual may, subject to any applicable deadline, file with the Committee a written claim for benefits under the Plan in a form and manner prescribed by the Committee.

(a)                                 If the claim is denied in whole or in part, the Committee shall notify the claimant of the adverse benefit determination within 90 days after receipt of the claim.

(b)                                 The 90-day period for making the claim determination may be extended for 90 days if the Committee determines that special circumstances require an extension of time for determination of the claim, provided that the Committee notifies the claimant, prior to the expiration of the initial 90-day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

10.4.2              Notice of Initial Adverse Determination.  A notice of an adverse determination shall set forth in a manner calculated to be understood by the claimant:

(a)                                 the specific reasons for the adverse determination;

(b)                                 references to the specific provisions of the Plan document (or other applicable Plan document) on which the adverse determination is based;

(c)                                  a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(d)                                 a description of the claims review procedure, including the time limits applicable to such procedure, and a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

10.4.3              Request for Review.  Within 60 days after receipt of an initial adverse benefit determination notice, the claimant may file with the Committee a written request for a review of the adverse determination and may, in connection therewith, submit written comments, documents, records and other information relating to the claim benefits. Any request for review of the initial adverse determination not filed within 60 days after receipt of the initial adverse determination notice shall be untimely and deemed void.

10.4.4              Claim on Review.  If the claim, upon review, is denied in whole or in part, the Committee shall notify the claimant of the adverse benefit determination within 60 days after receipt of such a request for review.

(a)                                 The 60-day period for deciding the claim on review may be extended for 60 days if the Committee determines that special circumstances require an extension of time for determination of the claim, provided that the Committee notifies the claimant, prior to the expiration of the initial 60-day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

(b)                                 In the event that the time period is extended due to a claimant’s failure to submit information necessary to decide a claim on review, the claimant shall have 60 days within which to provide the necessary information and the period for making the claim determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information or, if earlier, the expiration of 60 days.

(c)                                  The Committee’s review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

10.4.5              Notice of Adverse Determination for Claim on Review.  A notice of an adverse determination for a claim on review shall set forth in a manner calculated to be understood by the claimant:

(a)                                 the specific reasons for the denial;

(b)                                 references to the specific provisions of the Plan document (or other applicable Plan document) on which the adverse determination is based;

(c)                                  a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(d)                                 a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures; and

(e)                                  a statement of the claimant’s right to bring an action under ERISA section 502(a).

10.5                        Rules and Regulations

10.5.1              Adoption of Rules.  Any rule not in conflict or at variance with the provisions hereof may be adopted by the Committee.

10.5.2              Specific Rules

(a)                                 No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the established claim procedures. The Committee may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Committee upon request.

(b)                                 All decisions on claims and on requests for a review of denied claims shall be made by the Committee unless delegated as provided for in the Plan, in which case references in this Section 10 to the Committee shall be treated as references to the Committee’s delegate.

(c)                                  Claimants may be represented by a lawyer or other representative at their own expense, but the Committee reserves the right to require the claimant to furnish written authorization and establish reasonable procedures for determining whether an individual has been authorized to act on behalf of a claimant. A claimant’s representative shall be entitled to copies of all notices given to the claimant.

(d)                                 The decision of the Committee on a claim and on a request for a review of a denied claim may be provided to the claimant in electronic form instead of in writing at the discretion of the Committee.

(e)                                  In connection with the review of a denied claim, the claimant or the claimant’s representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

(f)                                   The time period within which a benefit determination will be made shall begin to run at the time a claim or request for review is filed in accordance with the claims procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

(g)                                  The claims and review procedures shall be administered with appropriate safeguards so that benefit claim determinations are made in accordance with governing Plan documents and, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

(h)                                 For the purpose of this Section, a document, record, or other information shall be considered “relevant” if such document, record, or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; (iii) demonstrates compliance with the administration processes and safeguards designed to ensure that the benefit claim determination was made in accordance with governing Plan documents and (iv) demonstrates that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

(i)                                     The Committee may, in its discretion, rely on any applicable statute of limitation or deadline as a basis for denial of any claim.

10.6                        Deadline to File Claim.  To be considered timely under the Plan’s claim and review procedure, a claim must be filed with the Committee within 1 year after the claimant knew or reasonably should have known of the principal facts upon which the claim is based.

10.7                        Exhaustion of Administrative Remedies.  The exhaustion of the claim and review procedure is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a)                                 no claimant shall be permitted to commence any legal action to recover Plan benefits or to enforce or clarify rights under the Plan under section 502 or section 510 of ERISA or under any other provision of law, whether or not statutory, until the claim and review procedure set forth herein have been exhausted in their entirety; and

(b)                                 in any such legal action all explicit and all implicit determinations by the Committee (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

10.8                        Deadline to File Legal Action.  No legal action to recover Plan benefits or to enforce or clarify rights under the Plan under section 502 or section 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to the Plan unless the legal action is commenced in the proper forum before the earlier of:

(a)                                 30 months after the claimant knew or reasonably should have known of the principal facts on which the claim is based, or

(b)                                 6 months after the claimant has exhausted the claim and review procedure.

10.9                        Knowledge of Fact by Participant Imputed to Beneficiary.  Knowledge of all facts that a Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant.

10.10                 Information Furnished by Participants.  Neither the Employer nor the Committee shall be liable or responsible for any error in the computation of the Account of a Participant resulting from any misstatement of fact made by the Participant, directly or indirectly, to the Employer or the Committee, and used by it in determining the Participant’s Account.  The Company and the Committee shall not be obligated or required to increase the Account of such Participant which, on discovery of the misstatement, is found to be understated as a result of such misstatement of the Participant.  However, the Account of any Participant which is overstated by reason of any such misstatement shall be reduced to the amount appropriate in view of accurate facts.

10.11                 Overpayments.  If a payment or series of payments made from this Plan is found to be greater than the payment(s) to which a Participant or Beneficiary is entitled due to factual errors, mathematical errors or otherwise, the Committee may, in its discretion and to the extent consistent with Code §409A, and in addition to or in lieu of any other legal remedies it may have suspend or reduce future benefits to such Participant or Beneficiary as it deems appropriate to correct the overpayment.

SECTION 11

ADMINISTRATION

11.1                        Administration by Committee. The Plan will be administered by the Non-Qualified Plan Committee appointed by the Company or by a person or group identified by the Committee.

11.2                        Officers and Employees of Committee.  The Committee shall appoint a Chairperson and may appoint a secretary who may, but need not, be a member of the Committee and may employ such agents, clerical and other services, legal counsel, accountants and actuaries as may be required for the purpose of administering the Plan.  Any person or firm so employed may be a person or firm then, theretofore or thereafter serving the Employer in any capacity.  The Committee and any individual member of the Committee and any agent thereof shall be fully protected when acting in a prudent manner and relying in good faith upon the advice of the following professional consultants or advisors employed by the Employer or the Committee: any attorney insofar as legal matters are concerned, any certified public accountant insofar as accounting matters are concerned and any enrolled actuary insofar as actuarial matters are concerned.

11.3                        Action by Committee.  The Committee’s actions under the Plan shall be in accordance with the procedures in the Committee’s Charter.

11.4                        Rules and Regulations of Committee.  The Committee shall have the authority to make such rules and regulations and to take such action as may be necessary to carry out the provisions of the Plan and will, subject to the provisions of the Plan, decide any questions arising in the administration, interpretation and application of the Plan, which decisions shall be conclusive and binding on all parties.  The Committee may allocate or delegate any part of its authority and duties as it deems expedient.

11.5                        Powers of Committee.  In order to effectuate the purposes of the Plan, the Committee shall have the power to construe the Plan and to make equitable adjustments for any mistakes or errors made in the administration of the Plan, and all such actions or determinations made by the Committee in good faith shall not be subject to review by anyone.  The Committee is given the power to appoint, in its discretion, a paying agent or agents to disburse the benefits payable from any Trust Fund (if any) and to authorize and direct any Trustee to make distribution to the Committee as paying agent or to such other paying agent as the Committee shall direct in writing.

11.6                        Duties of Committee.  The Committee shall, in its sole discretion, as a part of its general duty to supervise and administer the Plan:

(a)                                 determine all facts and maintain records with respect to Participants, and by application of the facts so determined and any other facts deemed material, determine the amount, if any, of benefit payable under the Plan on behalf of a Participant;

(b)                                 give the Trustee, if any, specific directions in writing with respect to the making of payments, giving the names of the payees, the amounts to be paid and the time or times when payments shall be made and benefit amounts payable under the Plan;

(c)                                  comply (or transfer responsibility for compliance to the Trustee or other paying agent, if any) with all applicable tax payment and withholding requirements; and

(d)                                 engage on behalf of all Plan Participants an independent qualified public accountant and an enrolled actuary, as applicable.

The foregoing list of express duties is not intended to be either complete or conclusive, and the Committee shall, in addition, exercise such other powers and perform such other duties as it may deem necessary, desirable, advisable or proper for the supervision and administration of the Plan.

11.7                        Information Required by Committee.  Each person entitled to benefits under the Plan must file with the Committee or Administrator from time to time such person’s post office address and each change of post office address.  Any communication, statement, or notice addressed to any person at the last post office address filed with the Committee will be binding upon such person for all purposes of the Plan.  Each person entitled to benefits under the Plan also shall furnish the Committee with such documents, evidence, data, or information as the Committee considers necessary or desirable for the purposes of administering the Plan.  The Employer shall furnish the Committee with such data and information as the Committee may deem necessary or desirable in order to administer the Plan.  The records of the Employer as to an Employee’s or Participant’s period of employment, Separation from Service and the reason therefore, leave of absence, reemployment, and Base Pay or Bonus will be conclusive on all persons unless determined to the Committee’s satisfaction to be incorrect.

11.8                        Uniform Application of Rules.  The Committee shall administer the Plan on a reasonable basis.  Any rules, procedures, or regulations established by the Committee shall be applied uniformly to all persons similarly situated.

11.9                        Service of Process.  In the absence of any designation to the contrary by the Company, the Secretary of the Company is designated as the appropriate and exclusive agent for the receipt of service of process directed to the Plan in any legal proceeding, including arbitration, involving the Plan.

11.10                 Administrative Expenses.  The reasonable expenses of administering the Plan can be payable out of the Trust Fund, if any, except to the extent that the Employer, in its discretion, directly pays the expenses.

SECTION 12

DISCLAIMERS

12.1                        Term of Employment.  Neither the terms of this Plan document nor the benefits hereunder nor the continuance thereof shall be a term of the employment of any employee.  The Employer shall not be obliged to continue the Plan.  The terms of this Plan document shall not give any employee the right to be retained in the employment of the Employer.

12.2                        Source of Payment.  Each Participant or other person entitled at any time to payments hereunder shall look solely to the assets of the Employer for such payments.  In each case where benefits shall have been distributed to a former Participant and which purports to cover in full the Account payable by the Plan, such former Participant shall have no further right or interest in the Plan or in other assets of the Employer.  Neither the Employer nor any of its officers, the Committee, nor any Committee member, nor the Board of Directors nor any member of such Board shall be under any liability or responsibility for failure to affect any of the objectives or purposes of the Plan by reason of the insolvency of the Employer.

12.3                        Delegation.  The Employer and its officers and the Committee and its members shall not be liable for an act or omission of another person with regard to a responsibility that has been allocated to or delegated to such other person pursuant to the terms of this Plan document or pursuant to procedures set forth in this Plan document.

July 1, 2019

Lannett Company, Inc. Non-Qualified Deferred Compensation Plan

By	/s/ Samuel H. Israel

Its	Chief Legal Officer